Exhibit 19.1

LIFETIME BRANDS, INC.
STATEMENT OF COMPANY POLICY REGARDING INSIDER TRADING
(as adopted March 11, 2025)
This policy applies to all officers, directors, employees, and consultants (“collectively, “Covered Persons”) of Lifetime Brands, Inc., and its subsidiaries (collectively, the “Company”) and supersedes all prior insider trading policies of the Company.
I.THE NEED FOR A POLICY STATEMENT
Under the federal securities laws, it is illegal to transact in the Company’s securities (collectively referred to in this Policy as “Company Securities”) while in the possession of material nonpublic information about the Company. It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about the Company is deemed to be an “insider.”
Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice, and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by company personnel. Both the SEC and the Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by Family Members (as defined herein) and friends, and trading involving only a small number of shares.
The Company has adopted this Statement of Company Policy Regarding Insider Trading (the “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just the officers or directors of the Company). This Policy also applies to Family Members and entities controlled by a Covered Person (“Related Entities”). The Company may also determine, from time to time, that other persons should be subject to this Policy.
Each individual is responsible for making sure that they comply with this Policy, and that any Family Member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.
II.ADMINISTRATION OF THE POLICY
The Company’s Insider Trading Compliance Officer, in consultation with the Company’s General Counsel, shall be responsible for administration of this Policy. In event of the Insider Trading Compliance Officer’s absence, the General Counsel shall serve as the point of contact for purposes of this Policy.
Compliance with the Policy is a condition of continued employment or service with the Company of each Covered Person. Failure to comply with this Policy will subject the Covered Person to Company-imposed sanctions, which may include dismissal for cause, whether or not the Covered Person’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may also determine that specific conduct violates this Policy whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
III.STATEMENT OF POLICY
This Policy applies to transactions in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
It is the policy of the Company that no Covered Person (or any other person designated by this Policy or by the Insider Trading Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members or Related Entities:
a.Engage in transactions in Company Securities, including, but not limited to, buying and selling Company Securities, except as otherwise specified in this Policy, including under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
b.“Tip,” directly or indirectly, material non-public information to any persons who might (1) trade in Company Securities or (2) pass along such information to others who might trade;
c.Make recommendations or express opinions to any person about trading in Virtus Securities on the basis of material non-public information; or
d.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
In addition, it is the policy of the Company that no Covered Person (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that Company’s Securities until the information becomes public or is no longer material.
No Exception for Emergencies. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. If the Covered Person has material nonpublic information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.
Disclosure of Information to Others. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not disclose such information to anyone outside the Company, including Family Members and friends, other than in accordance with those procedures. In the event that you receive an inquiry from outside the Company, such as from a securities analyst or investor, the inquiry should be referred to the Company’s Chief Financial Officer, in consultation with the Company’s General Counsel.
Internet Disclosures. Due to the risk of inadvertent disclosure of material nonpublic information, you may not disclose or discuss any nonpublic information of the Company in any Internet chat room, message board or other Internet site (whether or not such site is specifically related to the Company). In addition, the Company strongly discourages you from participating in such forums in any capacity when the subject matter relates to the Company or to competitors of the Company or entities with which the Company has a significant business relationship.
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to impact the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are set forth below, but this list is not exhaustive – other information may be deemed material based upon the circumstances:
a.Financial information for a completed fiscal period;
b.Known, but unannounced, future financial results;
c.Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
d.Changes in order rates, sales, or shipments or returns;
e.Execution or termination of significant contracts with customers, vendors, suppliers, and other business partners;
f.News about the disposition or acquisition of significant assets;
g.Stock splits;
h.A Company restructuring;
i.A pending or proposed merger, acquisition, joint venture or tender offer;
j.A public or private offering of additional securities, borrowings, credit facilities or other financing transactions;
k.A change in the Board of Directors (the “Board of Directors”), senior management or any other major personnel changes;
l.Major marketing changes;
m.Significant legal exposure due to actual, pending or threatened litigation;
n.A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s information technology infrastructure; or
o.Significant related party transactions;
p.The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction; or
q.Impending bankruptcy or the existence of financial or liquidity problems.
Twenty-Twenty Hindsight. Anyone scrutinizing your transactions will be doing so after the fact, with the benefit of 20/20 hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public.” Information that has not been disclosed to the public is generally considered to be nonpublic information. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.
Information generally would be considered widely disseminated if it has been disclosed through (i) public filings with the SEC; (ii) press releases; (iii) public news conferences; and (iv) webcasts for which proper prior notice has been given (i.e., earnings calls). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full day on which national stock exchanges are open for trading (a “Trading Day”) after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. If an announcement was made on a Friday, Tuesday generally would be the first eligible Trading Day after the announcement. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions by Family Members and Others. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
Gifts and Donations. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the Covered Person is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Whether a gift is truly bona fide will depend on the circumstances surrounding each gift. In addition, please note that a gift transaction by executive officers and directors is required to be reported on a Form 4 within two (2) Trading Days of such transaction. Therefore, it is important that the Board of Directors and Covered Persons designated as “officers” pursuant to Section 16 (collectively, “Section 16 Insiders”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), inform the Company immediately of any pending gift transactions.
Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:
a.Stock Option Exercises. This Policy does not apply to the cash exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
b.Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
c.Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
Additional Prohibited Transactions. The Company considers it improper and inappropriate for any Covered Person of the Company to engage in short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that Covered Persons may NOT engage in any of the following transactions:
a.Short Sales. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For at least these reasons, short sales of Company Securities are prohibited by Section 16 Insiders. The Company also discourages other Covered Persons from engaging in short sales.
b.Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company, on an exchange or in any other organized market, are prohibited by the Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).
c.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan, unless prior written approval has been obtained from the General Counsel. An exception to this prohibition is available where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.
d.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. The Company prohibits Section 16 Insiders from engaging in hedging transactions and discourages other Covered Persons from engaging in such transactions.

Post-Termination Transactions. The Policy continues to apply to your transactions in Company Securities even after you have terminated service as a Covered Person of the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company Securities until that information has become public or is no longer material.

Blackout Periods and Trading Windows. To help prevent inadvertent violations and avoid even the appearance of trading on the basis of material non-public information, the Company has adopted quarterly trading blackout periods applicable to Section 16 Insiders and all other Covered Persons. The Company will provide notification to Covered Persons who are subject to the quarterly trading blackouts. Covered Persons who are subject to these requirements may not trade in Company Securities during the pendency of blackout periods.
From time to time, the Company may also impose certain event–specific blackouts, even during a period when the trading window is scheduled to be “open.” It is important to note that the fact that a blackout period has been extended or a special blackout period has been imposed should be considered material non-public information. Any person made aware of a special blackout period should not disclose the existence of the special blackout period to anyone else.
Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”).
A Rule 10b5-1 Plan must be approved by the Insider Trading Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. Once the plan is approved and executed, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Pre‐Clearance of Trades. The Company has determined that all Section 16 Insiders and all other Covered Persons must refrain from trading in Company Securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Each such person should contact the Company’s Insider Trading Compliance Officer prior to commencing any trade in Company Securities. The Insider Trading Compliance Officer will consult as necessary with senior management of and/or counsel to the Company before clearing any proposed trade. Although an insider wishing to trade pursuant to an Approved Rule 10b5-1 Trading Plan need not seek preclearance from the Company’s Insider Trading Compliance Officer before each trade made pursuant to such Plan takes place, such an insider must obtain the approval of the Insider Trading Compliance Officer of the proposed Rule 10b5-1 Trading Plan before it is adopted.

Policy Applicable to Company. It is also the policy of the Company that the Company will not trade in Company Securities while aware of material non-public information relating to the Company or Company Securities, except for permitted transactions as discussed herein or transactions authorized by and executed pursuant to Rule 10b5-1.

Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Insider Trading Compliance Officer, Chief Financial Officer, or the Company’s General Counsel. In addition, if you have any doubt as to whether you are in possession of material nonpublic information or whether a trade may otherwise violate this Policy, you should contact the foregoing person(s) before trading any securities of the Company.

Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate or advisable in order to carry out the purposes of this Policy or to comply with the federal securities laws. Wherever this Policy refers to, or calls for, action by or involving the Company’s Insider Trading Compliance Officer, such reference shall include such other person as the Insider Trading Compliance Officer may designate from time to time, if the Insider Trading Compliance Officer is unavailable or otherwise unable to act for any reason.

Certifications. Upon request, any Covered Person must certify their understanding of, and compliance with, this Policy.